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                                                                   EXHIBIT 10.25


                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of March 31, 2000, by and between, PF Net Communications, Inc., a Delaware corporation (the "Company"), and Anthony D. Martin, residing at 2113 Polo Point Drive, Vienna Virginia 22181 ("Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company desires to employ the Executive as President and Chief Operating Officer of the Company;

            WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") as to the terms of his employment by the Company;

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

            1. TERM OF EMPLOYMENT. Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall be for a term of four (4) years (the "Employment Term") commencing on March 31, 2000 (the "Commencement Date") and ending on the day immediately prior to the fourth anniversary of the Commencement Date (the "Initial Employment Term); provided, however, the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for up to three (3) successive additional one (1) year periods (the "Additional Employment Term") unless the Company or Executive gives written notice to the other at least thirty (30) days prior to the expiration of the Initial Employment Term or the then Additional Employment Term of the termination of Executive's employment hereunder at the end of such Employment Term.



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            2.    POSITIONS. (a) During the Employment Term, Executive shall serve as the President and Chief Operating Officer of the Company and be based at the Company's corporate headquarters, which will be permanently established in the future.

            (b) Executive shall report directly to the Chief Executive Officer of the Company (the "CEO") and, shall have such duties and authority, consistent with his position as President and Chief Operating Officer as shall be reasonably assigned to him from time to time by the CEO or the Board of Directors of the Company (the "Board").

            (c) During the Employment Term, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal investments and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing (i) the Executive shall be permitted to continue his service on the Board of Directors of NetLojix but shall immediately resign from such position upon the request, in the sole and absolute discretion, of the Board or the CEO, and (ii) the Executive shall only serve on any other corporate boards of directors or corporate advisory committees if approved in advance by the Board and shall promptly resign from any such board if service on it is in conflict with his fiduciary duty or time commitment to the Company or if he is otherwise requested to resign by the CEO or the Board.

            3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $400,000 payable in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board or the Compensation Committee of the Company's Board (the "Committee") during


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the Employment Term and may be increased, but not decreased, from time to time by the Board or the Committee. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

            4. INCENTIVE COMPENSATION. (a) BONUS. For each fiscal year that ends during the Employment Term (the "Bonus Year"), the Company shall pay a bonus to Executive based on pre-established performance goals reasonably established by the Board or the Committee with a target bonus of 100% of Base Salary and a range from 0% to 300% of Base Salary (the "Bonus"); PROVIDED THAT for the 2000 bonus year, such Bonus shall be pro-rated for the portion of the year worked by Executive from and after the Commencement Date.

            (b) OPTIONS. Effective on the Commencement Date, the Company shall grant Executive options (the "Options") to purchase 1,400,000 shares of the Company's common stock ("Common Stock") on the terms and conditions contained in the term sheet attached as Exhibit A hereto under an incentive stock plan that has been duly adopted by the Company and approved by its shareholders.

            5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to senior executives of the Company.

            (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.


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            6.    BUSINESS EXPENSES. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

            7. TERMINATION. (a) The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

                   (i)  the death of the Executive;

                  (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 7(b) hereof;

                 (iii) the termination of the Executive's employment by the Executive for Good Reason pursuant to Section 7(c) hereof;

                  (iv) the termination of the Executive's employment by the Company without Cause;

                   (v) the termination of employment by the Executive without Good Reason after the earlier of (i) March 30, 2004 or (ii) one (1) year after an initial public offering of the Company's Common Stock pursuant to a registration statement (other than on a Form S-8 or any successor form) filed with, and declared effective by, the Securities and Exchange Commission, upon sixty (60) days prior written notice; or

                  (vi) the termination of the Executive's employment by the Company for Cause pursuant to Section 7(e).


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            (b)   DISABILITY. The Company may terminate Executive's employment for Disability at any time upon thirty (30) days written notice provided to Executive in accordance with Section 13(g) hereof. For purposes of this Agreement, Disability shall mean (i) a mental or physical disability that has prevented Executive from performing Executive's duties hereunder for a period of at least one-hundred eighty (180) days within any 365 day period or (ii) a determination by a physician chosen by the Committee and consented to by the Executive or his duly appointed guardian, which consent shall not be unreasonably withheld or delayed, based upon a medical examination of the Executive, that it can reasonably be expected that Executive will be unable to perform his duties hereunder as a consequence of a mental or physical disability for a period of more than six (6) consecutive months; provided, that if the Executive refuses to submit to such a medical examination, the Committee shall make the determination as to the Executive's Disability based upon evidence as the Committee shall choose, which determination shall be conclusive.

            (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within one hundred twenty (120) days after the event that constitutes Good Reason, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), after the commencement of employment of a permanent CEO and the establishment of the CEO's management structure, or, the assignment to Executive


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of duties or responsibilities that are inconsistent with Executive's position as
President and Chief Operating Officer of the Company; (ii) a relocation of the Company's executive offices (once it is established by the Board) to a location more than fifty (50) miles from its initial location and more than thirty-five
(35) miles further from the Executive's residence at the time of relocation; or
(iii) any material breach by the Company of any provision of this Agreement, including, without limitation, Section 13(d) hereof, that is not cured within ten (10) days of the Executive's written notification to the Company of such breach. Notwithstanding anything herein to the contrary, Executive's voluntary resignation for any reason during the thirty (30) day period commencing immediately after the first anniversary of a Change in Control of the Company
(as defined in Exhibit A attached hereto) shall be deemed a termination for Good Reason hereunder.

            (d) NOTICE OF TERMINATION FOR GOOD REASON. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The Notice of Termination for Good Reason shall provide for a date of termination of not less than twenty (20) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

            (e) CAUSE. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) the willful misconduct or gross negligence of Executive which has a material adverse effect on the Company or its affiliates; (ii) the willful refusal of Executive to attempt to follow the proper written direction of the CEO or Board within three (3) days after written notice to the Executive by the CEO or the Board, as the case may be, that the failure to follow the direction shall be grounds for termination of Executive's employment for Cause; (iii) the willful failure by the Executive to attempt in good faith to


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perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) within three (3) days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has failed to attempt to perform his duties hereunder; (iv) the Executive being convicted of a felony or any crime involving dishonesty, fraud or moral turpitude; (v) the Executive's theft, fraud, dishonesty or breach of fiduciary duty with regard to the Company or performance of his duties hereunder other than any such act that is not intentional and is de minimis in nature; or (vi) the Executive's material breach of this Agreement unless corrected by Executive within ten (10) days of the Company's written notification to Executive of such breach. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. A notice by the Company of a non-renewal of the Employment Term pursuant to
Section 1 hereof shall be deemed an involuntary termination of Executive by the Company without Cause as of the end of the then Employment Term.

            (f) NOTICE OF TERMINATION FOR CAUSE. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause.

            8.    CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

            (a) DEATH. Subject to Section 8(e) hereof, if, Executive's employment is terminated by reason of Executive's death, the Employment Term shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any


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compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any unpaid vacation pay accrued in the year of the Executive's termination, and any unreimbursed business expenses payable pursuant to Section 6 hereof (collectively "Accrued Amounts"), which amounts shall be promptly paid in a lump sum to Executive's estate (other than any bonus, which shall be paid when bonuses for such period are paid to other Company executives); (ii) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with Exhibit A hereof with regard to the Options and otherwise in accordance with the terms of such plans and programs; (iii) payment of COBRA premiums for a period of eighteen (18) months for the Executive's dependent's health benefits at the same level and cost as if Executive was an employee of the Company, provided, that the dependents are eligible and remain eligible for coverage under COBRA, timely elect such coverage and timely pay their portion of the premiums; and (iv) an amount equal to the product of (x) the target Bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives (the "Pro-Rata Bonus").

            (b) DISABILITY. Subject to Section 8(e) hereof, if Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive (i) the Accrued Amounts, paid promptly in a lump sum to Executive (other than any bonus, which shall be paid when bonuses for such period are paid to other Company executives); (ii) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or


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treated in accordance with Exhibit A hereof with regard to the Options and otherwise in accordance with the terms of such plans and programs; (iii) payment of COBRA premiums for a period of eighteen (18) months for Executive's and Executive's dependents health benefits at the same level and cost as if Executive was an employee of the Company, provided, that they are eligible and remain eligible for coverage under COBRA, timely elect such coverage and timely pay their portion of the premiums (the "COBRA Medical Benefit"); and (iv) the Pro-Rata Bonus.

            (c) TERMINATION BY EXECUTIVE FOR GOOD REASON; TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to Section 8(e) hereof, if (x) Executive terminates his employment hereunder for Good Reason or (y) Executive's employment with the Company is terminated by the Company without Cause, except as provided below, Executive shall be entitled to receive, (i) an amount equal to the Base Salary that the Executive would have been entitled to hereunder, had Executive continued working through the end of the then current Employment Term (but no greater than two (2) years or less than one (1) year) (the "Severance Period"), payable monthly over the relevant period; (ii) any Accrued Amounts at the date of termination; (iii) the COBRA Medical Benefit; (iv) the Pro-Rata Bonus; and (iv) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Exhibit A hereof with regard to Options and otherwise in accordance with the terms of such plans and programs. Notwithstanding anything in this Agreement to the contrary, in the event Executive violates any provision of Section 10 hereof, all payments and benefits then being made or provided to Executive under this Section 8(c) shall immediately terminate.

            (d) TERMINATION WITH CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON OR RETIREMENT. If, Executive's employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive without Good Reason (including a termination pursuant to a notice of non-


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renewal given by the Executive to the Company in accordance with Section 1 hereof), the Executive shall be entitled to receive only his Base Salary through the date of termination, any unpaid vacation accrued in the year of the Executive's termination of employment and any unreimbursed business expenses payable pursuant to Section 6. Executive's rights under all benefits plans and equity grants shall be determined in accordance with the Company's plans, programs and grants, except as provided in Exhibit A hereof with respect to the Options.

            (e) RELEASE. Notwithstanding anything in this Agreement to the contrary, if the Executive (or his estate or legal representative) becomes entitled to payments and/or benefits under Section 8(a), 8(b) or 8(c) hereof, as a condition of receiving such payments and benefits, including, without limitation, any amounts set forth on Exhibit A, beyond those then vested, Executive (or his or his estates' legal representative) shall execute and agree to be bound by a waiver and general release of any and all claims arising out of or relating to Executive's employment with the Company and its affiliates and termination thereof (other than claims for payments and benefits payable under Sections 8(a), 8(b) and 8(c) hereof, as applicable, and rights of indemnification under Section 11 hereof) in such form as required by the Company (the "Release").

            (f) EXCISE TAX In the event Executive becomes subject to the excise tax under Section 4999 of the Code (the "Excise Tax") as a result of a transaction involving the Company or the Company's securities and the net amount retained by Executive after payment of all federal, state and local income and payroll taxes (including, without limitation, the Excise Tax) on the amounts and benefits to be received by Executive would be less than $100,000 more than if the payments and benefits were reduced so they do not exceed 2.99 times Executive's "Base Amount" (as defined in Section 280G of the Code), then the payments and benefits shall be so


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reduced by reduction first of any cash amounts payable to Executive and then by reduction in such other manner as specified by the Executive.

            9. NO MITIGATION; NO SET-OFF. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

            10. NON-COMPETITION; NON-DISCLOSURE OF PROPRIETARY INFORMATION, SURRENDER OF RECORDS; INVENTIONS AND PATENTS. (a) Non-Competition (i) Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets and other confidential information of the Company, that he will make contacts with, and be introduced to, customers, suppliers, joint venturers and employees of the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Term and for two (2) years thereafter (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any business that is under development or active and serious consideration by the Company and is reasonably likely to develop during the Noncompete Period into, a material portion of the Company's overall business within the United States and any other geographical area in which the Company or any of its subsidiaries engage in such businesses, provided, that if the Executive is receiving payments pursuant to Section 8(c) hereof, the Noncompete Period shall end at the end of the Severance Period (as determined without regard to the last sentence of Section 8(c) hereof). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock or debt of any corporation which is publicly traded so long as Executive has no active participation in the business of such corporation.


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            (ii)  During the Employment Term and for a period of two (2) years thereafter, Executive shall not directly or indirectly (1) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the employee relationship between the Company and any employee thereof, (2) hire any person who was an employee of the Company at any time during the Employment Term (other than individuals who have not been employed by the Company for a period of at least six (6) months prior to employment by Executive directly or indirectly through another entity), or (3) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company to cease doing business, or reduce the amount of business being done, with the Company or interfere materially with the relationship between any such customer, supplier, licensee or other person having a business relationship with the Company. The limitations set forth in this clause (ii) shall not apply with regard to persons or entities who purchase the Company's services based upon standard arrangements and not pursuant to separately negotiated arrangements.

            (b) PROPRIETARY INFORMATION. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor otherwise disclose to any individual or entity at any time while he is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (1) has been authorized by the Board, (2) is in the course of such individual's or entity's employment or retention by the Company, or (3) is required by law, a court of competent jurisdiction or a governmental or regulatory agency, provided that for purposes of clause (3), the Executive gives written prompt notice to the Company prior to disclosure. For purposes of this Agreement, the term "proprietary information" shall include, but shall not be limited to (1) the name or address of any customer, supplier or affiliate of the Company or any information


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concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (2) any information concerning any product, technology or procedure employed by the Company, or under development by or being tested by the Company; (3) any information relating to the marketing methods, sales margins, discounts, rebates, supplier incentives, or the like, the capital structure, or results of any business plan of the Company; (4) any information contained in the Company's policies and procedures or employees' manual; and (5) any inventions, innovations, trade secrets or other items covered by Section 10(d) below. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 10(a), 10(b) or 10(c) hereof.

            (c) CONFIDENTIALITY AND SURRENDER OF RECORDS. Executive agrees that, while he is employed by the Company or at any time thereafter, he shall not give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than (1) in the course of such individual's or entity's employment or retention by the Company or (2) as required by law, a court of competent jurisdiction, or a governmental or regulatory agency, provided that in the case of clause (2), the Executive gives prompt written notice to the Company prior to taking any prohibited action, nor shall he retain any of the same following termination of this employment, without the prior approval of the Board. For purposes hereof, "confidential records" includes all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in
Section 10(b) above. Executive agrees that upon termination of employment with the Company, Executive will return to the Company any and all documents, software, equipment, and all other materials in Executive's possession,


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custody or control that are property of the Company, including, without limitation, copies of all materials relating to Executive's employment, or obtained or created in the course of Executive's employment with the Company. Notwithstanding the foregoing, Executive shall be permitted to retain his Rolodex and similar phone directories to the extent they do not contain information other than name, address, telephone number and similar information.

            (d) INVENTIONS AND PATENTS.

            (i) Executive agrees that all ideas, methods, inventions, discoveries, improvements or developments ("Inventions"), whether patentable or unpatentable, that relate to Executive's duties and responsibilities hereunder that are (x) made or conceived by Executive (solely or jointly with others) during the Employment Term or (y) suggested by any work that Executive performs in connection with the Company either while performing his duties and responsibilities hereunder or on Executive's own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive shall keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive shall surrender them upon the termination of the Employment Term, or upon request by the Company.

            (ii) Executive shall assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to Executive's employment with the Company, together with the right to file, in Executive's name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). Executive shall, at any time during and subsequent to the termination of the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be


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requested from time to time by the Company with respect to the Inventions.
Executive shall also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to Executive from the Company, but entirely at the Company's expense.

            (iii) Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive's benefit by virtue of Executive being an employee of the Company.

            (iv) Executive represents that he is not under any contractual or other obligation that would prevent, limit or impair, in any way, the performance of Executive's obligations under this Section 10(d).

            (e) DEFINITION OF COMPANY. For purposes of this Section 10, the term "Company" shall include the Company and all of its subsidiaries, ventures or affiliates whether currently existing or hereafter formed.

            (f) ENFORCEMENT. The parties hereto agree that the duration and area for which the covenants set forth in Section 10 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.


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            (g)   EQUITABLE RELIEF. Executive agrees that damages are an
inadequate remedy for any breach of the covenants in this Section 10 and that the Company will, in addition to its pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Section 10.

            11    INDEMNIFICATION. The Company shall indemnify and hold harmless
Executive as provided in its By-Laws for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

            12    LEGAL FEES.

            (a) The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement at his counsel's standard rates up to a maximum of $15,000.


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            (b)   All disputes and controversies arising under or in connection with this Agreement, other than issues with regard to Section 10 hereof, shall be settled by arbitration conducted before one (1) arbitrator sitting in the city in which the Company's executive offices are located, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The Company and Executive shall each bear their own costs associated with any such arbitration, including the fees and expenses of counsel, provided, however, that the prevailing party may be awarded its fees and costs as appropriate in the arbitrator's discretion.


            13    MISCELLANEOUS.

            (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

            (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.


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            (c)   NO WAIVER. The failure of a party to insist upon strict
adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

            (d) ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to a subsidiary or an acquirer of all or substantially all of the assets of the Company, provided that such acquirer assumes all of the obligations hereunder of the Company in a writing delivered to the Executive promptly after written demand by the Executive.

            (e) REPRESENTATION. Executive represents that the Executive's employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement, including, but not limited to, any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company, and the Company shall not request that the Executive disclose, any trade secrets or confidential or proprietary information of any other party.


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

            (f) SUCCESSORS; BINDING AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

            (g) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two
(2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

            (h) WITHHOLDING TAXES. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (i) SURVIVORSHIP. The respective rights and obligations of the parties hereunder, including without limitation Section 10 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

            (j) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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

            (k) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    PF NET COMMUNICATIONS, INC.

                                    By:   /s/  Muzzi Mirza
                                          -------------------------------------
                                    Name:  Muzzi Mirza
                                    Title: Chairman


                                    /s/  Anthony D. Martin
                                    ------------------------------------------
                                    Anthony D. Martin




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